                                                                    EXHIBIT 99.3


                              SUBORDINATION AGREEMENT


         THIS SUBORDINATION AGREEMENT ("Agreement") is entered into as of the 4th day of October, 1996, by and among RESPONSE ONCOLOGY, INC. ("Borrower"), a Tennessee corporation; NATIONSBANK OF TENNESSEE, N.A. ("Agent"), a national banking association, in its capacity as Agent for the "Lenders," as defined in that Loan Agreement dated as of May 31, 1996, among Borrower, Union Planters National Bank, a national banking association, and NationsBank of Tennessee, N.A., as such Loan Agreement may be amended from time to time: and SEAFIELD CAPITAL CORPORATION ("Subordinated Lender"), a Missouri corporation.

                                     RECITALS:

         WHEREAS, Senior Lenders (as defined below) and Subordinated Lender have both extended or agreed to extend credit to Borrower, on certain terms and conditions; and

         WHEREAS, one condition to Senior Lenders' agreement to extend credit to Borrower is that Subordinated Lender must agree that certain obligations of Borrower to Subordinated Lender shall be subordinate to the obligations of Borrower to Senior Lenders on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises; as an inducement to cause Senior Lenders to extend credit to Borrower; and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

         1. DEFINITIONS. As used below in this Agreement, the following capitalized terms have the meanings set forth below:

                  "Acquisition Debt" means obligations of the Borrower to either
(i) one or more of the entities engaged in a medical practice the assets of which have been acquired by the Borrower or one of its Affiliates, or (ii) the owners or former owners of such practice.

                  "Affiliate" means, with respect to any Person, a second Person that, directly or indirectly, (i) owns a majority of the equity interest in the first Person, (ii) is owned in equity interest, in any degree, by the first Person, or (iii) is owned, as to a majority of its equity interest, by a third Person who is an Affiliate of the first Person under provisions (i) or (ii) hereof.

                  "Agent" means Nationsbank of Tennessee, N.A., a national banking association, in its capacity as Agent for the Senior Lenders pursuant to the Senior Loan Agreement.

                  "Blockage Notice" means a written notice given by Agent to Subordinated Lender stating that an Event of Default exists under the Senior Debt Agreements, which notice shall remain in effect (i) in the case of an Event of Default for nonpayment of principal or interest by Borrower or an Event of Default arising from the filing of a proceeding under an Insolvency Law, from the date of issuance of the Blockage Notice until the earlier of the Full Payment of the Senior Debt or Agent's written notice to Subordinated Lender that the Event of Default has been waived by or cured to the satisfaction of Agent, (ii) in the case of any other Event of Default, from the date of issuance of the Blockage Notice until the earlier of (a) one hundred seventy-nine (179) days after the issuance thereof, (b) Agent's written notice to Subordinated Lender that the Event of Default has been waived by or cured to the satisfaction of Agent or otherwise ceased to exist, or (c) the date of Full Payment of the Senior Debt; provided, however, that (x) no Blockage Notice under (ii) hereof may be imposed more than twice in any rolling 360-day period and (y) there must be at least 180 consecutive days in each rolling 360-day period in which no Blockage Notice under (ii) above is in effect.

                  "Bona Fide Purchaser" means a Person that (i) is not liable for the Senior Debt (either generally or by the encumbrance of property therefor), (ii) is not an Affiliate of any Person who is liable for the Senior Debt (either generally or by the encumbrance of property therefor), and (iii) purchases all or any portion of the Subordinated Debt in compliance with the provisions of this Agreement. A wholly-owned subsidiary of Subordinated Lender (other than Borrower) shall be regarded as a Bona Fide Purchaser.

                  "Borrower" means Response Oncology, Inc., a Tennessee corporation, and its successors.

                  "Equity Securities" means common or preferred stock issued by Borrower, which stock is not subject to any obligation of redemption or other obligation of Borrower or any subsidiary of Borrower to purchase or cause the purchase of such stock.

                  "Full Payment" of the Senior Debt means the payment of all principal (in an amount not to exceed ($35,000,000.00), interest and expenses arising under the Senior Debt Agreements.

                  "Insolvency Law" means the United States Bankruptcy Code and any other present or future federal or state law constituting liquidation, conservatorship, moratorium, receivership, rearrangement, reorganization or similar debtor relief laws.

                  "Payment" means any money, security interest or other value or benefit directly or indirectly given by or on behalf of Borrower to or for the benefit of Subordinated Lender on account of the Subordinated Debt, or received directly or indirectly by Subordinated Lender from any other source on account of the Subordinated Debt, whether such money, etc. is characterized as a payment to reduce the Subordinated Debt, as a reserve for the payment of the Subordinated

Debt, as consideration for the purchase of the Subordinated Debt or any interest therein, or otherwise, except that consideration received by Subordinated Lender from a Bona Fide Purchaser shall not be considered a Payment.

               "Permitted Payments" means Payments that are paid in U.S. Dollars and which meet either of the following additional criteria:

              (a) Payments that (i) represent only interest accrued on the Subordinated Debt, (ii) are paid by Borrower directly to Subordinated Lender no earlier than the scheduled due dates thereof as provided in the Subordinated Note, and (iii) are made when no Blockage Notice is in effect.

              (b) Payments made when an Event of Default has occurred and is continuing under the Subordinated Note after the applicable Standstill Period for such Event of Default has ended, whether or not a Blockage Notice is then in effect, which Payments are otherwise made in full accordance with the provisions of this Agreement (including turnover provisions).

              (c) Payments made by the issuance to Subordinated Lender of Equity Securities or warrants to purchase Equity Securities, either pursuant to the Subordinated Loan Agreement or in satisfaction of Subordinated Debt pursuant to the conversion feature thereof or otherwise.

              (d) Payments made with the proceeds of an issuance of Equity Securities or Senior Subordinated Debt, which payments are made within ten (10) days of Borrower's issuance thereof.

                  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, governmental agency or political subdivision thereof, or any other form of entity.

                  "Senior Debt" means all present and future obligations of Borrower to Senior Lenders and Agent under the Credit Facilities described in the Senior Loan Agreement, including, but not limited to, the obligations to pay principal (in an amount not to exceed $35,000,000.00), interest, expenses, fees and other amounts arising under, and to perform all other obligations stated in, the Senior Debt Agreements, and all refinancings thereof.

                  "Senior Debt  Agreements"  mean (i) the Senior Loan Agreement,
(ii) each "Note," as defined in the Loan Agreement, (iii) all other "Loan Documents," as defined in the Loan Agreement, in existence as of the date hereof, (iv) any other document hereafter arising that further evidences or secures the "Obligations" (as defined in the Loan Agreement); and (v) all amendments, modifications, restatements, renewals, increases and extensions of any of the foregoing.

                  "Senior Lenders" means the "Lenders," as defined in the Senior Loan Agreement from time to time.

                  "Senior Loan Agreement" means that Loan Agreement dated as of May 31, 1996, among Borrower, Agent, Union Planters National Bank, a national banking association, and NationsBank of Tennessee, N.A., a national banking association.

                  "Senior Subordinated Debt" means obligations of the Borrower for principal, interest, expenses and any other amounts which are subordinated in right of payment to the Senior Debt to at least the extent herein provided pursuant to a subordination agreement in form and substance acceptable to Agent, but which are not either Acquisition Debt or obligations subordinated in right of payment to the obligations of the Borrower evidenced by the Subordinated Note and the Subordinated Loan Agreement.

                  "Standstill Period" means a period of time commencing upon the date on which an Event of Default occurs under the Subordinated Note (as defined therein) and ending upon the earlier of (i) one hundred twenty (120) days after the date on which Subordinated Lender gives written notice to Agent of the occurrence of the Event of Default under the Subordinated Note other than an Event of Default resulting from a proceeding under an Insolvency Law or an Event of Default arising from an action described in (v) below), (ii) sixty (60) days after the institution of a proceeding by a party other than Agent against Borrower under an Insolvency Law, if such proceeding has not been dismissed within that time, (iii) ten (10) days after the institution of a proceeding by Agent against Borrower under an Insolvency Law, (iv) ten (10) days after the institution of a proceeding by Borrower under an Insolvency Law, or (v) ten (10) days after Agent's filing of judicial debt enforcement proceedings or its exercise of other remedies against collateral for the Senior Debt.

                  "Subordinated  Debt" means the  obligations  of  Borrower  for
principal,   interest,   expenses  and  any  other  amounts  arising  under  the
Subordinated Note.

                  "Subordinated Loan Agreement" means that Loan Agreement dated as of October 4, 1996, between Borrower and Subordinated Lender.

                  "Subordinated Lender" means Seafield Capital Corporation, a Missouri corporation, its successors and its assigns.

                  "Subordinated Note" means that Adjustable Rate Convertible Note made by Borrower dated October 4, 1996, in the original principal amount of Twenty-Three Million Five

Hundred Thousand and No/100 Dollars ($23,500,000), a copy of which is attached hereto as Exhibit A, and all modifications, extensions and renewals thereof entered into in accordance with the terms of this Agreement.

         2. OWNERSHIP OF SUBORDINATED DEBT. Subordinated Lender warrants to Senior Lenders and Agent that Subordinated Lender is the lawful owner of the Subordinated Debt and the lawful holder of the Subordinated Note, free of any security interest, lien, participation interest or other claim of any kind.

         3. SUBORDINATION. Subordinated Lender hereby agrees that the Subordinated Debt shall hereafter be subordinate to the Senior Debt with respect to the rights of payment, security, collection and collection in bankruptcy, as and to the extent expressly set forth in this Agreement.

         4. SUBORDINATION OF PAYMENTS. Except for Permitted Payments, Subordinated Lender shall not accept, and Borrower shall not pay, any Payments with respect to the Subordinated Debt (of principal, interest, expenses or otherwise) unless Agent gives its express prior written consent to Subordinated Lender, which consent may be granted or withheld in Agent's discretion.

         5. SUBORDINATION OF SECURITY. The Subordinated Debt shall be unsecured.

         6. SUBORDINATION OF RIGHT OF COLLECTION. Notwithstanding the existence of an Event of Default under the Subordinated Note (as defined therein), acceleration thereunder or any other occurrence whatsoever, Subordinated Lender shall take no judicial or other action to collect the Subordinated Debt, to secure additional collateral therefor, to create a reserve for its payment, or to seek relief under any Insolvency Law, and Borrower shall not voluntarily participate in any such collection action, provide additional collateral or create a reserve for the payment of the Subordinated Debt, without the prior written approval of Agent, which consent may be granted or withheld in Agent's discretion. Any such action, collateral or reserve purportedly established for the Subordinated Debt without Lender's prior written consent shall be void. Notwithstanding the foregoing, following the occurrence of an Event of Default under the Subordinated Note and the end of the Standstill Period for such Event of Default, even though Full Payment of the Senior Debt may not have occurred, and provided that the Event of Default has not been waived or cured, Subordinated Lender may seek enforcement of Borrower's obligations with respect to the Subordinated Debt through judicial debt collection proceedings or through the commencement of a proceeding under an Insolvency Law, with all recoveries accomplished thereby to be paid to Agent for application to the Senior Debt until the Full Payment of the Senior Debt, as and to the extent provided in this Agreement.

         7.   SUBORDINATION OF COLLECTION IN BANKRUPTCY.  If Borrower becomes a party to a voluntary or involuntary bankruptcy proceeding, reorganization proceeding or any other action under an Insolvency Law, following any applicable Standstill Period, Subordinated Lender agrees to timely file a claim for the amount of the Subordinated Debt, in form and substance approved by Agent (which approval Agent shall not unreasonably withhold). Subordinated Lender hereby irrevocably authorizes and empowers Agent to file claims in the Agent's own name and claiming through the Subordinated Lender, as may be necessary or advisable for the enforcement of this Agreement in any proceeding under an Insolvency Law and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Debt until Full Payment of the Senior Debt. Agent will provide Subordinated Lender with copies of any documents filed naming and claiming through the Subordinated Lender. Subordinated Lender shall retain the right to vote and otherwise act in any such proceeding, including without limitation, the right to file claims in its own behalf, and to vote to accept or reject any plan of partial or complete liquidation, reorga nization, arrangement, composition, or extension.

         8. TURNOVER OF PAYMENTS. Notwithstanding any other provision of this Agreement, any Payment made with respect to the Subordinated Debt prior to the Full Payment of the Senior Debt, with the exception only of Payments under subsections (a), (c) and (d) of the above definition of Permitted Payments and those permitted by Agent's consent under Section 4 hereof, shall be held by Subordinated Lender in trust for Agent, shall not be commingled with other property of Subordinated Lender, and shall immediately upon receipt be remitted to Agent (or to the trustee or similar official if received in connection with a proceeding under an Insolvency Law) in kind with any necessary endorsement affixed for application to the Senior Debt, without the need of demand by Agent.

         9. ACCELERATION OF SUBORDINATED DEBT. Prior to accelerating the Subordinated Debt, Subordinated Lender shall give Agent written notice of any Event of Default under the Subordinated Debt (a notice commencing a Standstill Period shall be regarded as a notice under this Section) and allow Agent the lesser of (i) the period of time equal to the applicable Standstill Period, or
(ii) twenty (20) days after receipt of such notice to cure or cause the cure thereof, unless the Event of Default arises from the filing of a voluntary proceeding by a Borrower under any Insolvency Law, in which case no obligation of notice or right to cure shall apply.

         10. SUBORDINATION OF SUBORDINATED LENDER. Should any Payments made with respect to the Subordinated Debt be applied to the Senior Debt pursuant to the provisions of this Agreement, then, upon the Full Payment of the Senior Debt (as determined including such redirected Payments), Subordinated Lender shall be subrogated to any remaining rights of Agent with respect to the Senior Debt. This provision does not create or evidence any obligation on the part of Agent to exercise diligence in collection, prevent the impairment of collateral or otherwise act in any respect for the benefit of Subordinated Lender in Agent's dealings with Borrower or any collateral securing the Senior Debt, it being the essence of this

Agreement that no such duties exist on the part of Agent. For purposes of the subrogation provided for in this Section 10, no payment or distribution to any Agent of any cash, property or securities to which Subordinated Lender would be entitled except for the provisions of this Agreement, and no payment over pursuant to the provisions of this Agreement to any Agent by Subordinated Lender will, as among the Borrower, its creditors (other than Agent) and the Subordinated Lender be deemed to be a payment or distribution by Borrower to or on account of any Senior Debt. If other lenders are similarly subordinated to the Senior Debt at the time of its Full Payment, and if they are also subrogated to the rights of Senior Lenders, all such subrogated subordinated lenders shall share in the rights of lender on a pari passu basis.

         11. LEGEND. The Subordinated Note shall bear a legend stating that it is subject to the provisions of this Agreement.

         12. TRANSFER. Subordinated Lender shall not negotiate, sell, assign, or transfer the Subordinated Note or any interest in the Subordinated Debt without the prior written approval of Lender, except that prior approval shall not be necessary if a transfer is (i) made to a Bona Fide Purchaser, and (ii) made pursuant to documents that are expressly subject to the terms and conditions of this Agreement and by which the transferee agrees to be regarded as a Subordinated Lender hereunder, which are delivered to Lender within five (5) days after they become effective (such transfer to become effective under this Agreement only upon Agent's receipt thereof). No transfer of the Subordinated Debt shall release Subordinated Lender from liability for any obligations to Agent or Lenders hereunder arising prior to the transfer thereof.

         13. UNCONDITIONAL SUBORDINATION. The enforceability of this Agreement in accordance with its terms is not subject to any condition and the validity and continuing effect hereof shall not be impaired by any event whatsoever, including, but not limited to, the merger, consolidation, cessation of business or liquidation of Borrower; the financial decline or bankruptcy of Borrower; Agent's compromise or settlement with or release of any party liable for the Senior Debt; Agent's release of any collateral for the Senior Debt; Agent's failure to give Subordinated Lender notice of any default, Event of Default or Unmatured Default by Borrower; the extension, amendment, modification, waiver, increase or renewal of any of the Senior Debt Agreements without notice to Subordinated Lender; or Agent's failure to exercise diligence in collection. Subordinated Lender agrees that this Agreement shall be valid and binding upon Subordinated Lender upon the delivery of this executed Agreement to Subordinated Lender by or on behalf of Agent. Subordinated Lender and Agent shall each act in good faith under this Agreement.

         14. MODIFICATION OF SUBORDINATED NOTE. Subordinated Lender and Borrower agree that they shall give Agent written notice as promptly as is practicable of any modification, amendment or waiver of any provision of the Subordinated Note and agree further that no such modification, amendment or waiver shall be given effect absent Agent's prior written consent thereto if the effect thereof would be to (i) modify covenants as to make them more restrictive on Borrower including, but not limited to, the modification of financial covenants against the interests of Borrower, (ii) create new Events of Default or make existing Events of Default more restrictive on Borrower, (iii) increase the interest rate thereunder or to create or increase non-interest payment obligations of Borrower, or (iv) provide for the payment of any amount of principal or interest of the Subordinated Debt prior to its originally scheduled maturity.

         15. EXPENSES. In any effort to enforce this Agreement between Agent and Subordinated Lender, the prevailing party shall be entitled to recover all court costs and reasonable attorney's fees and other expenses reasonably associated therewith.

         16. TERMINATION. Following the Full Payment of the Senior Debt, this Agreement shall be terminated in writing by Agent.

         17. NO MARSHALING OF ASSETS. Agent may proceed against collateral securing the Senior Debt and against parties liable therefor in such order as it may elect, and neither Subordinated Lender nor Borrower nor any surety or guarantor for Borrower nor any other creditor of Borrower shall be entitled to require Agent to marshall assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

         18. NOTICES. Any communications concerning this Agreement or the credit described herein shall be addressed as follows:

                  As to Subordinated Lender:

                  Seafield Capital Corporation
                  Attn.:  P. Anthony Jacobs
                  2600 Grand Boulevard, Suite 500
                  Kansas City, MO 64108
                  Telecopier: (816) 842-2101

                  With a Copy To:

                  Lathrop Gates
                  Lathrop & Gage L. C.
                  2345 Grand Boulevard
                  Kansas City, MO 64108-2684
                  Telecopier: (816) 292-2001

                  As to Borrower:

                  Response Oncology, Inc.
                  Attn: Joseph Clark
                  1775 Moriah Woods Blvd.
                  Memphis, Tennessee 38117
                  Telecopier: (901) 683-7277

                  With a Copy To:

                  Baker, Donelson, Bearman & Caldwell
                  Attn: John A. Good, Esq.
                  165 Madison Ave., 20th Floor
                  Memphis, Tennessee 38103
                  Telecopier: (901) 577-2303

                  As to Agent:

                  NationsBank of Tennessee, N.A., Agent
                  Attn: David H. Dupuy
                  1 NationsBank Plaza
                  Nashville, TN 37239

                  With a Copy To:

                  Boult, Cummings, Conners & Berry
                  Attn: John E. Murdock III, Esq.
                  414 Union Street, Suite 1600
                  Nashville, Tennessee 37219
                  Telecopier: (615) 252-2380

Communications shall only be effective when set forth in writing and actually delivered to the addresses stated above. Any party may change its address for receipt of notices by submitting the change in writing to the other parties.

         19. PAYMENTS OTHERWISE PERMITTED. Nothing contained in this Agreement, the Senior Debt Agreements or the Subordinated Note will prevent Borrower, at any time, from making Payments at any time of principal of or interest on, or any other Payment in respect of, Subordinated Debt, except as expressly provided in this Agreement.

         20. PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of Agent, on the one hand, and Subordinated Lender, on the other hand. Nothing contained in this Agreement, the Senior Debt Agreements, the Subordinated Loan Agreement or the Subordinated Note is intended to or will (i) impair, as among the Borrower, its creditors (other than the Agent and the Senior Lenders) and Subordinated Lender, the obligations of the Borrower, which are absolute and unconditional, to pay to Subordinated Lender the principal of, or interest on, the Subordinated Debt, or any other amount payable by or any other security issuable by Borrower under the Subordinated Note or the Subordinated Loan Agreement, as and when the same becomes due and payable in accordance with their terms; (ii) affect the relative rights against Borrower of Subordinated Lender and creditors of such Borrower other than the Agent and the Senior Lenders; or (iii) prevent Subordinated Lender from accelerating any amount payable pursuant to the Subordinated Note and exercising all other remedies otherwise permitted by applicable law upon default thereunder, except as expressly provided in this Agreement.

         21. AMENDMENT AND WAIVER IN WRITING. No provision of this Agreement can be amended or waived, except by a statement in writing signed by the party against which enforcement of the amendment or waiver is sought.

         22. ENTIRE AGREEMENT. This Agreement represents the entire agreement among the parties concerning the subordination of the Subordinated Debt.

         23. SEVERABILITY. Should any provision of this Agreement be invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

         24. APPLICABLE LAW. The validity and construction of this Agreement and all other documents executed with respect to the Senior Debt shall be determined according to the substantive laws of Tennessee, in which state this Agreement has been executed and delivered.

         25. GENDER AND NUMBER. Words used herein indicating gender or number shall be read as the context may require.

         26. CAPTIONS NOT CONTROLLING. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective paragraphs.

         27. CONSENT TO JURISDICTION. Subordinated Lender, Agent and Borrower hereby irrevocably consent to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Agent or Borrower may be a party and which concerns this Agreement or the Senior Debt. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Agent agrees to the contrary in writing. Matters between Borrower and Agent shall be determined by binding arbitration as provided in the Senior Debt Agreements.

         28. JOINDER OF BORROWER; PARTIES TO AMENDMENTS. Borrower joins in the execution of this Agreement to acknowledge and agree to the provisions hereof, but no rights in favor of Borrower arise under this Agreement and provisions hereof may be amended, waived or restated as between Agent and Subordinated Lender without the joinder of Borrower.

         29. CONSENT TO SENIOR DEBT. Subordinated Lender hereby consents to Borrower's incurring of the Senior Debt and waives any Event of Default that would arise under the Subordinated Note on account of Borrower's incurring the Senior Debt.

         30. SIGNATURES BY FACSIMILE. This Agreement shall be effective upon the parties' exchange by telecopier of copies hereof showing the signatures of the other parties; provided, however, each party shall immediately forward an executed original hereof to Agent. The failure of any party to so provide Agent with an original hereof shall not impair the validity of this Agreement, but shall entitle Agent to obtain specific performance of the obligation to provide an executed original of this Agreement.

                  Signature Page to Subordination Agreement

                  Executed the date first written above.

                                 THE   UNDERSIGNED    ACKNOWLEDGE   A
                                 THOROUGH  UNDERSTANDING OF THE TERMS
                                 OF THIS  AGREEMENT  AND  AGREE TO BE
                                 BOUND THEREBY:

                                 NATIONSBANK OF TENNESSEE, N.A., Agent


                                 By: _____________________________________



                                 Title: __________________________________



                                 RESPONSE ONCOLOGY, INC., Borrower

                                 By:  /s/   Joseph P. Clark
                                    --------------------------------

                                 Title:      President


                                 SEAFIELD CAPITAL CORPORATION,
                                 Subordinated Lender


                                 By: /s/   James R. Seward
                                    ---------------------------------

                                 Title:  EVP  Chief Financial Officer









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